SECURITIES AND EXCHANGE COMMISSION



                            Washington, D.C.  20549




                                    FORM 8-K



                                 CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                                October 18, 1996




                                Mallinckrodt Inc.
           (Exact name of registrant as specified in its charter)




        New York                   1-483             36-1263901
(State or other jurisdiction      (Commission     (I.R.S. Employer
    of incorporation)              File Number)   Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                63105-1820
 (Address of principal executive offices)             (ZIP Code)


Registrant's telephone number,                        (314) 854-5200
   including area code

Item 5.  Other Events
A press release was issued October 18, 1996. The relevant portion of the text of that release was as follows:

(*)Indicates registered trademark

MOLECULAR BIOSYSTEMS, MALLINCKRODT FILE FOR PMA
FOR NEXT GENERATION ULTRASOUND IMAGING AGENT, FS069

ST. LOUIS, Mo., and San Diego, Calif., October 18, 1996 -- Molecular Biosystems, Inc. (NYSE:MB) (MBI) and Mallinckrodt Inc. (NYSE:MKG) jointly announced today that they have filed a pre-marketing approval
(PMA) application with the U. S. Food and Drug Administration (FDA) for FS069, MBI's second-generation ultrasound imaging agent. FS069 is designed to enhance ultrasound imaging by enabling physicians to visualize blood flow and enhance resolution of anatomical structures in those patients with suboptimal non-contrast ultrasound examinations.
     This submission involves studies for cardiac function focusing on enhancing endocardial border delineation (EBD) and secondarily determining the ability of the agent to opacify the left ventricular chamber (LVO). Additionally, Doppler signal enhancement, which provides important information about blood flow in cardiac valves and vessels, was also studied.
     "We are very pleased to announce the submission of this PMA for FS069. The filing marks the most important achievement for MBI in calendar year 1996," said Kenneth J. Widder, M. D., chairman and CEO of Molecular Biosystems. "MBI is the only company in the world that has been cleared by the FDA to market an ultrasound imaging agent.
We believe this experience is an important advantage in what is promising to be a highly competitive field. The company is currently involved in additional clinical studies for FS069, including myocardial perfusion and radiology imaging trials."
     James C. Carlile, president of Mallinckrodt's Medical Imaging Division, said: "We are pleased to continue in partnership with MBI as we both pursue approval for FS069. Mallinckrodt is an established leader in a number of medical imaging product lines. Our partnership with MBI and its ultrasound products helps us better serve the overall imaging needs of healthcare professionals."
     The Phase III study submitted as part of the PMA comprised 203 patients from 14 leading U. S. institutions in which FS069 was compared to ALBUNEX(*), MBI's first generation ultrasound contrast agent, marketed by Mallinckrodt. Results of the trial demonstrated the superiority of FS069 to ALBUNEX(*) in providing significant improvement of endocardial border delineation as well as left ventricular contrast enhancement, thus enabling the visualization of regional and global wall motion and function. Additionally, dosages as low as 0.2 milliliters of FS069 significantly enhanced Doppler signals in these patients.
     Comprehensive review of the previously disclosed test data demonstrated that endocardial border delineation, a primary endpoint of this study, improved in at least one border segment to a diagnostic level in 93 percent of all patients after the administration of 3.0 milliliters of FS069. In addition, two-thirds or more filling of the left ventricle was demonstrated at the 3.0 milliliter dose in 94.5 percent of all patients. More importantly, of those patients with cardiac and/or pulmonary dysfunction, a subgroup in whom first generation contrast agents may be less effective, improvement in endocardial border delineation was seen in 93 percent and two-thirds or greater left ventricular filling was seen in 94.1 percent.
     FS069 is licensed to Mallinckrodt Inc. in North and South America, China, Australia and New Zealand. MBI developed and manufactures FS069 while Mallinckrodt is responsible for sales and marketing. MBI is currently in advanced discussions with a European partner and is actively pursuing discussions for its recently reacquired Far East territories.
     Molecular Biosystems, Inc., based in San Diego, Calif., is a leader in the development of ultrasound contrast agents for medical imaging. ALBUNEX(*), the first FDA approved ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt. MBI shares are listed on the New York Stock Exchange under the symbol "MB."
     Mallinckrodt (NYSE:MKG) is an international growth company serving specialty markets in human healthcare and chemicals. Dedicated to improving healthcare and chemistry, the company is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site address is www.mallinckrodt.com.

This news release contains forward-looking statements that involve risk and uncertainties. The outcome of the submission may differ from the companies' expectations. Among the factors that could result in a materially different outcome are the actions of the regulatory authorities and uncertainties inherent in the development of a new product.

                          # # #
Mallinckrodt Inc.


ROGER A. KELLER
Vice President, Secretary
  and General Counsel

DATE: October 22, 1996